Exhibit 99.4

 NON-RESIDENT ESCROW AGREEMENT

THIS NON-RESIDENT ESCROW AGREEMENT (the "Non-Resident Escrow Agreement") is made as of _________________________, 2021.

AMONG:

_______________________________________________________, a ____________________________________ formed under the laws of and resident in _______________________________ or an individual residing in ________________________________________________  (the "Non- Resident Shareholder")

- and -

SPARTAN DELTA CORP., a corporation existing under the laws of Alberta ("Spartan")

- and -

ODYSSEY TRUST COMPANY, having an office in Calgary, Alberta (the "Escrow Agent")

WHEREAS:

A.
Inception Exploration Ltd. (the "Company") and Spartan have entered into a Pre-Acquisition Agreement (the "Pre-Acquisition Agreement") pursuant to which, among other things, Spartan has made an irrevocable offer (the "Offer") to purchase all of the issued and outstanding common shares in the capital of the Company (the "Inception Shares") for consideration consisting solely of Spartan Shares as specified in the Offer (the "Consideration").

B.	The Non-Resident Shareholder holds Inception Shares and is a non-resident of Canada for purposes of the Income Tax Act (Canada) (the "Tax Act").

C.
The Non-Resident Shareholder will not have provided, prior to the Closing, a clearance certificate issued by the Canada Revenue Agency (the "CRA") in accordance with section 116 of the Tax Act in respect of the disposition of Inception Shares by the Non-Resident Shareholder (the "Section 116 Certificate") with a Certificate Limit (as defined in Section 3(e) below) equal to or greater than the value of the Consideration payable to such Non-Resident Shareholder under the Offer.

D.
Spartan and the Non-Resident Shareholder wish to provide a mechanism to allow the Non- Resident Shareholder to attempt to obtain the Section 116 Certificate prior to the expiry of the period by which the withholding tax is required to be remitted by Spartan to the Receiver General for Canada (the "Receiver General") under section 116 of the Tax Act and therefore have agreed to enter into this Non-Resident Escrow Agreement with the Escrow Agent.

E.
Spartan is required to remit an amount equal to 25% of the value of the aggregate Consideration payable to the Non-Resident Shareholder ("Withheld Tax Amount") to the Receiver General if the Section 116 Certificate with an appropriate Certificate Limit is not received by the date provided herein, unless the CRA agrees, in writing, to a later date.

F.
Pursuant to section 2.10 of the Pre-Acquisition Agreement and this Non-Resident Escrow Agreement, 25% of the Spartan Shares payable to the Non-Resident Shareholder (the "Withheld Spartan Shares") are to be withheld from the Consideration otherwise deliverable to the Non- Resident Shareholder pursuant to the Offer and placed in escrow with the Escrow Agent.

G.	Capitalized terms used in this Non-Resident Escrow Agreement but not defined in this Non-Resident Escrow Agreement shall have the meanings given to such terms in the Pre-Acquisition Agreement.

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Escrow of Withheld Spartan Shares. The Non-Resident Shareholder and Spartan acknowledge that, in connection with the Pre-Acquisition Agreement, Spartan has withheld the Withheld Spartan Shares and Spartan shall deposit the Withheld Spartan Shares with the Escrow Agent. The Non-Resident Shareholder and Spartan further acknowledge and agree that the deposit of the Withheld Spartan Shares with the Escrow Agent shall satisfy Spartan's payment obligations in respect of the corresponding portion of the aggregate Consideration payable to the Non-Resident Shareholder pursuant to the Offer.

2.
Acknowledgment of Escrow Agent. The Escrow Agent acknowledges receipt of the Withheld Spartan Shares from Spartan, which shall be held in escrow by the Escrow Agent in accordance with the terms of this Non-Resident Escrow Agreement.

3.	Disposition of Withheld Spartan Shares. The Escrow Agent and the Non-Resident Shareholder are hereby irrevocably authorized and directed as follows:

(a)
subject to Section 3(d), if a Section 116 Certificate in respect of the Inception Shares disposed of by the Non-Resident Shareholder has not been received by Spartan and the Escrow Agent on or before 12:00 pm (Calgary time) on or before the 25th day of the month following the month in which the Closing Date occurs (the "Remittance Date"), then the Escrow Agent will sell, or cause to be sold, all or a portion of the Withheld Spartan Shares and remit the proceeds up to the amount of the Withheld Tax Amount to the Receiver General for Canada pursuant to section 116 of the Tax Act. The Escrow Agent will then release and deliver, or cause to be released and delivered to the Non-Resident Shareholder, any Withheld Spartan Shares not sold and any residual proceeds in excess of the Withheld Tax Amount; and in the event that the sale proceeds from the Withheld Spartan Shares are less than the amount of the required remittance, (A) the Escrow Agent shall provide notice of such shortfall to Spartan and the Non-Resident Shareholder not less than two Business Days prior to the deadline for remittance of the Withheld Tax Amount to the Receiver General for Canada, and (B) the Non-Resident Shareholder shall pay equal to such shortfall to the Escrow Agent in cash prior to such remittance deadline;

(b)
if a Section 116 Certificate in respect of the Inception Shares disposed of by the Non-Resident Shareholder is delivered to Spartan and the Escrow Agent on or before 12:00 p.m. (Calgary time) on the Remittance Date and the Certificate Limit fixed on such Section 116 Certificate is not less than the value of the Consideration, then, upon receipt of confirmation from Spartan that the Section 116 Certificate does not contain any material errors and that the Certificate Limit fixed on such Section 116 Certificate is not less than the value of the aggregate Consideration payable to such Non-Resident Shareholder, the Escrow Agent shall release the Withheld Spartan Shares to the Non-Resident Shareholder;

(c)
if a Section 116 Certificate issued in respect of the Inception Shares disposed of by the Non-Resident Shareholder is delivered to Spartan and the Escrow Agent on or before 12:00 p.m. (Calgary time) on the Remittance Date and the Certificate Limit fixed on such Section 116 Certificate is less than the value of the aggregate Consideration payable to such Non-Resident Shareholder, then, upon receipt of confirmation from Spartan that the Section 116 Certificate does not contain any material errors and that the Certificate Limit fixed on such Section 116 Certificate is less than the value of the Consideration, then the Escrow Agent will sell, or cause to be sold, such portion of the Withheld Spartan Shares as is necessary to generate sale proceeds to 25% of the amount by which the Certificate Limit is less than the value of the aggregate Consideration payable to such Non-Resident Shareholder, and:

(i)	remit such amount to the Receiver General for Canada; and

(ii)	release the remaining Withheld Spartan Shares to the Non-Resident Shareholder;

(d)
notwithstanding anything contained herein to the contrary, if on or before 12:00 p.m. (Calgary time) on the Remittance Date, Spartan has received, from the CRA, a letter or other written documentation satisfactory to Spartan authorizing Spartan to, notwithstanding the provisions of the Tax Act, defer any payment to the Receiver General until the CRA's review of the application made by the Non-Resident Shareholder for a Section 116 Certificate has been completed, the Escrow Agent shall continue to hold the Withheld Spartan Shares in escrow until the earlier of:

(i)	the date upon which the CRA requests such payment, whereupon the provisions of Section 3(a) shall apply; or

(ii)
the date upon which a Section 116 Certificate is delivered to Spartan and the Escrow Agent, whereupon, and upon receipt of confirmation from Spartan that the Section 116 Certificate does not contain any material errors, the provisions of Section 3(b) or 3(c), as applicable, shall apply;

(e)	for the purposes of this Non-Resident Escrow Agreement, "Certificate Limit" means:

(i)
in respect of a Section 116 Certificate issued under subsection 116(2) of the Tax Act, the certificate limit referred to in subsection 116(2) of the Tax Act and set forth in the Section 116 Certificate; and

(ii)	in respect of a Section 116 Certificate issued under subsection 116(4) of the Tax Act, the proceeds of disposition as set forth in the Section 116 Certificate; and

(f)
notwithstanding anything contained herein to the contrary, the Non-Resident Shareholder may, at its option, at any time, pay an amount equal to Withheld Tax Amount to the Escrow Agent, and upon receipt of such payment, the Escrow Agent will (and will be instructed by Spartan) to deliver such Withheld Spartan Shares to the Non-Resident Shareholder and will thereafter hold such payment in accordance with the terms set out in this Non-Resident Escrow Agreement; and

(g)	for purposes of determining the value of the Consideration payable to the Non-Resident Shareholder, the Spartan Shares shall be deemed to have a fair market value equal to $3.8341 per Spartan Share.

4.
No Action. The Escrow Agent shall take no action in relation to the Withheld Spartan Shares except as provided in this Non-Resident Escrow Agreement. Neither the Non-Resident Shareholder nor Spartan shall have any right to deal with the Withheld Spartan Shares except as contemplated by this Non-Resident Escrow Agreement until such Withheld Spartan Shares have been released from escrow in accordance with the terms of this Non-Resident Escrow Agreement.

5.
No Obligation. The Escrow Agent shall not be liable for any claim, proceeding, loss, damage, liability or expense of any kind or nature caused directly or indirectly by any action taken or omitted by it under or in connection with this Non-Resident Escrow Agreement or as a result of relying on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed, unless in any case caused by gross negligence or willful misconduct of the Escrow Agent.  The Escrow Agent shall have no obligation to make any determination as to the validity of any claim made by any party for entitlement to any portion of the Withheld Spartan Shares and the Escrow Agent shall be entitled to continue to hold all or any portion of the Withheld Spartan Shares in accordance with Section communicated or signed by the person by whom it purports to be communicated or signed, unless in any case caused by gross negligence or willful misconduct of the Escrow Agent.  The Escrow Agent shall have no obligation to make any determination as to the validity of any claim made by any party for entitlement to any portion of the Withheld Spartan Shares and the Escrow Agent shall be entitled to continue to hold all or any portion of the Withheld Spartan Shares in accordance with Section communicated or signed by the person by whom it purports to be communicated or signed, unless in any case caused by gross negligence or willful misconduct of the Escrow Agent.  The Escrow Agent shall have no obligation to make any determination as to the validity of any claim made by any party for entitlement to any portion of the Withheld Spartan Shares and the Escrow Agent shall be entitled to continue to hold all or any portion of the Withheld Spartan Shares in accordance with Section

6.
No Agency. The parties hereto acknowledge that the Escrow Agent is holding the Withheld Spartan Shares at their request and for their convenience only and shall not be deemed to be the agent or trustee of either the Non-Resident Shareholder or Spartan in respect of the escrow herein referred to. The Escrow Agent shall not be liable to either the Non-Resident Shareholder or Spartan for any error in judgment or for any act or omission on its part in respect of the escrow, except in the case of gross negligence or willful misconduct by the Escrow Agent.

7.
Indemnity in Favour of Escrow Agent. The Non-Resident Shareholder and Spartan hereby jointly and severally agree to indemnify and hold the Escrow Agent harmless from and against all claims (including those from third parties), causes of action, demands, proceedings, losses, damages, liabilities, costs and expenses of every description, including solicitor's fees on a solicitor client basis and disbursements incurred in connection with or arising from the performance of the Escrow Agent's duties or rights hereunder. This indemnity shall survive termination of the escrow arrangements provided for in this Non-Resident Escrow Agreement.

8.
Fees. Spartan shall be solely responsible to the Escrow Agent for all of the Escrow Agent's accounts for time, disbursements and applicable goods and services taxes relating to the performance by the Escrow Agent of its duties or rights hereunder or other work incidental to or contemplated pursuant to the terms of this Non-Resident Escrow Agreement.

9.
Limitation of Liability. Notwithstanding any other provision of this Non-Resident Escrow Agreement, the Escrow Agent's liability shall be limited, in the aggregate, to the amount of fees paid by Spartan to the Escrow Agent under this Non-Resident Escrow Agreement in the twelve (12) months immediately prior to the Escrow Agent receiving the first notice of claim.

10.
Limitation on Duties. It is understood and agreed that the Escrow Agent's only duties and obligations in respect of the Withheld Spartan Shares are expressly set out in this Non-Resident Escrow Agreement and that the Escrow Agent shall not be bound in any way by any other contract or agreement between the parties hereto, whether or not the Escrow Agent has knowledge thereof.

11.
No Legal Action. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in the Escrow Agent's judgment and sole discretion, involve any expense or liability unless the Escrow Agent shall have been furnished with a reasonable retainer or indemnity from the Non-Resident Shareholder or Spartan, as applicable.

12.
Discharge from Duties. Upon disposing of the Withheld Spartan Shares in accordance with the provisions of this Non-Resident Escrow Agreement, the Escrow Agent shall be relieved and discharged from all claims and liabilities relating to the Withheld Spartan Shares and the Escrow Agent shall not be subject to any claims made by or on behalf of any party hereto.

13.
Notices. All notices that may or are required to be given pursuant to any provision of this Non-Resident Escrow Agreement are to be given or made in writing and served personally or sent by facsimile transmission or email:

(a)	in the case of Spartan:	Spartan Delta Corp. Suite 500, 207 9th Avenue SW Calgary, Alberta Canada, T2P 1K3
Attention: Fotis Kalantzis, President and Chief Executive Officer Email: fkalantzis@spartandeltacorp.com

	with a copy to:	Stikeman Elliott LLP 4300 Bankers Hall West 888 – 3rd Street SW Calgary, Alberta Canada, T2P 5C5 Attention: Sony Gill Fax: (403) 266-9034 E-mail: sgill@stikeman.com

(b)	in the case of the Non-Resident Shareholder:	Name: _________________________________
Address: _______________________________
______________________________________
______________________________________
Attention: _________________________
Fax: _________________________
Email: _________________________

(c)	in the case of the Escrow Agent:	Odyssey Trust Company 323 – 409 Granville Street Vancouver, BC Canada, V6C 1T2
Attention: Corporate Actions Fax: (587) 885-0960 Email: corp.actions@odysseytrust.com or such other address as the Parties may, from time to time, advise the other Party hereto by notice in writing. The date or time of receipt of any such notice will be deemed to be the date of delivery or the time such facsimile transmission or email is received.

14.	Governing Law. This Non-Resident Escrow Agreement shall be construed and enforced in accordance with the laws and by the courts of the Province of Alberta and the laws of Canada applicable therein.

15.	Modification. This Non-Resident Escrow Agreement may only be modified or amended by an agreement in writing signed by all of the parties hereto.

16.
Counterpart. This Non-Resident Escrow Agreement may be executed in one or more counterparts, all of which together will constitute one and the same agreement. A signed counterpart provided electronically will be as binding upon the parties as an originally signed counterpart.

17.	Time. Time shall be of the essence of this Non-Resident Escrow Agreement.

18.	Successors and Assigns. This Non-Resident Escrow Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

19.
Conflict. In the event of a conflict or inconsistency between any term or condition of this Non-Resident Escrow Agreement and any term or condition of the Pre-Acquisition Agreement, the term or condition in this Non-Resident Escrow Agreement shall prevail to the extent of the conflict or inconsistency.

20.
Force Majeure. The Escrow Agent shall not be personally liable to the Non-Resident Shareholder or the Offeror, or held in breach of this Non-Resident Escrow Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Non-Resident Escrow Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

21.
Privacy Laws. The parties acknowledge that federal and/or provincial legislation that addresses the protection of individuals' personal information (collectively, "Privacy Laws") applies to certain obligations and activities under this Non-Resident Escrow Agreement. Notwithstanding any other provision of this Non-Resident Escrow Agreement, neither party shall take or direct any action that would contravene, or cause the other to contravene, applicable Privacy Laws. The Escrow Agent shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Escrow Agent agrees: (i) to have a designated chief privacy officer; (ii) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (iii) to use personal information solely for the purposes of providing its services under or ancillary to this Non-Resident Escrow Agreement and to comply with applicable laws and not to use it for any other purpose except with the consent of or direction from the parties involved or as permitted by Privacy Laws; (iv) not to sell or otherwise improperly disclose personal information to any third party; and (v) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

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IN WITNESS WHEREOF the parties hereto have executed this Non-Resident Escrow Agreement effective as of the day and year first above written.

NAME: __________________________________
Per: __________________________________
Name:
Title:
SPARTAN DELTA CORP.
Per: __________________________________
Name:
Title:
ODYSSEY TRUST COMPANY
Per: __________________________________
Name:
Title:

Per: __________________________________
Name:
Title:

Signature Page to Non-Resident Escrow Agreement